SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


              Reis, Inc. (formerly Wellsford Real Properties, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.02 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    75936P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   75936P105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     S. Muoio & Co. LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     328,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     328,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     328,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.0%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No.   75936P105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Salvatore Muoio

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     328,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     328,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     328,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.0%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.   75936P105
            ---------------------

Item 1(a).  Name of Issuer:

            Reis, Inc. (formerly Wellsford Real Properties, Inc.)
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            530 FIFTH AVENUE
            5TH FLOOR
            NEW YORK NY 10036
            --------------------------------------------------------------------

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Person:

            S. Muoio & Co. LLC
            509 Madison Avenue, Suite 406
            New York, NY 10022

            S. Muoio & Co. LLC: Delaware Limited Liability Company

            Salvatore Muoio
            c/o S. Muoio & Co. LLC
            509 Madison Avenue, Suite 406
            New York, NY 10022

            Salvatore Muoio: United States of America
            --------------------------------------------------------------------

        (d) Title of Class of Securities:

            Common Stock, $.02 Par Value
            --------------------------------------------------------------------

        (e) CUSIP Number:

            75936P105
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         (a)   Amount Beneficially Owned:

               S. Muoio & Co. LLC: 328,039
               Salvatore Muoio: 328,039
               -----------------------------------------------------------------

         (b)   Percent of Class:

               S. Muoio & Co. LLC: 3.0%
               Salvatore Muoio: 3.0%
               -----------------------------------------------------------------

         (c)   Number of shares as to which S. Muoio & Co. LLC has:

          (i)  Sole power to vote or to direct the vote                      0
                                                               ----------------,

         (ii)  Shared power to vote or to direct the vote              328,039
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                               ----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                         328,039
                                                               ----------------.

         Number of shares as to which Salvatore Muoio has:

          (i)  Sole power to vote or to direct the vote                      0
                                                               ----------------,

         (ii)  Shared power to vote or to direct the vote              328,039
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                               ----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                         328,039
                                                               ----------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  S. MUOIO & CO. LLC*

                                                  By: /s/ Salvatore Muoio
                                                      ------------------------
                                                      Name: Salvatore Muoio
                                                      Title: Managing Member


                                                  SALVATORE MUOIO*

                                                  /s/ Salvatore Muoio
                                                  -------------------
                                                  Name: Salvatore Muoio
                                                  Title: Managing Member


Date:  February 13, 2008

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated February 13, 2008 relating to the Common Stock, $.02 Par Value of Reis, Inc. shall be filed on behalf of the undersigned.

                                                  S. MUOIO & CO. LLC*

                                                  By: /s/ Salvatore Muoio
                                                      ------------------------
                                                      Name: Salvatore Muoio
                                                      Title: Managing Member


                                                  SALVATORE MUOIO*

                                                  /s/ Salvatore Muoio
                                                  -------------------
                                                  Name: Salvatore Muoio


Date:  February 13, 2008

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.








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